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Electus Global Education Co.

Built for an economy reshaped by AI, Life Hub® is a patented 360° educational lifestyle platform for ages 6-18. It equips kids with future-ready skills, micro-learning, and practical financial management—turning learn-and-earn tasks into real money paid onto Life Hub® Visa® Cards.


Good morning,
Molly
654
$84
$62
56

Invest

$99 minimum investment

DEADLINE: November 20, 2026

in 3 months

SHARE PRICE

$0.06

TOTAL RAISED ON NETCAPITAL

$0

TOTAL RAISED THIS ROUND

$0

VALUATION THIS ROUND

$34,793,647

Reg CF offering provided by Netcapital Funding Portal Inc.

EARLY BIRD DISCOUNT

Investors who participate in the offering on or before 5:00pm October 16, 2026 U.S. EST will receive a early bird discount and be able to invest at a purchase price of $0.06 per share, which equates to a $34,799,047 pre-money valuation. Investors who participate in the offering after 5:00pm October 16, 2026 U.S. EST, will be able to invest at the normal purchase price of $0.09 per share, which equates to a $52,190,470 pre-money valuation.

INTRODUCTION

The Spark Behind Life Hub® Infiniti AI

We are standing at an unprecedented inflection point in modern history. As rapid technological advances, artificial intelligence, and shifting global markets reshape the future workforce, the skills required for young people to thrive are fundamentally expanding. Tomorrow's economy demands critical thinkers, tech-fluent creators, and financially confident leaders who can navigate an increasingly dynamic world.

To help meet this generational opportunity, Electus assembled a multidisciplinary team representing over 100 years of combined expertise across finance, technology, AI, social impact, and education. We came together around a shared vision: to build the foundational operating system that prepares young people for real-world life and modern career paths.

Life Hub® Infiniti AI, one of the first whole-child educational lifestyle platforms.

Life Hub® is designed as a comprehensive childhood operating system that integrates Education, Money, Career, Play, and Family into a single, cohesive platform. By surrounding kids across these five essential dimensions of daily life, we bridge traditional learning with hands-on application—converting practical micro-learning into real-world skills, economic literacy, and experiential earnings.

When parents, educators, and business leaders tell us, "I wish I had this when I was a kid"—we consider that the ultimate validation of our product vision. We operate under a singular conviction: long-term economic confidence and personal capability are built on practical exposure, real-world execution, and experiential learning during a child's foundational years.


Your Earnings
54
5 days
640
310
lifehub
VISA

PROBLEM

Traditional Systems & First-Gen Apps Fall Short of True Life and Career Readiness

While traditional schooling delivers essential academic foundations, and legacy edtech apps focus primarily on static theory or superficial gamification, they reach a structural limit when it comes to instilling practical learning and true financial capability.

Without modern tools to bridge this gap, young people risk being excluded from active participation in tomorrow's economy. We have identified six structural breakdowns stalling youth economic capability—and engineered the 360° AI-powered platform to solve them:

We believe today's youth are currently caught between six distinct structural limitations across education, technology, career and financial management.

We have mapped the six critical breakdowns stalling youth economic capability—and built the 360-degree AI-powered engine designed to unlock them.

Academic Theory vs. Experiential Execution

Traditional schooling delivers essential academic foundations, but curricula were never designed to teach real-world financial systems, modern AI workflows, or hands-on career execution. When school lets out, standard educational apps merely re-package static educational materials into brief, episodic lessons — or superficial gamification with very limited real-world value—failing to build long-term engagement or practical capability.

The Workforce Skills Mismatch & Career Discovery Gap

The global economy has fundamentally shifted toward automation and artificial intelligence, demanding creative problem-solvers, innovative thinkers, and tech-fluent leaders to build tomorrow's workforce. However, traditional systems leave kids without the tools to explore, discover, or align with modern career pathways, creating a severe talent and skills mismatch. Without aligning modern education, hands-on training, and real-world skill acquisition with these economic shifts, an entire generation will be locked out of participating in tomorrow's economy

Financial Literacy vs. Financial Capability

Legacy personal finance education relies primarily on dry classroom lectures, theoretical coursework, online courses, and superficial gamification that offer very limited real-world value. Teaching kids money management through textbooks or online videos alone is like teaching someone to drive using only a manual. Knowledge is only half the equation; true financial capability requires active, experiential execution with real-world money management.

The Missing Pillar: Ignoring the Income Engine

Modern financial education preaches five core actions: Earn, Save, Spend, Invest, and Give. However, traditional programs focus almost exclusively on the last four, completely bypassing the first and most critical step: “Earning”. When kids rely solely on unearned allowances or traditional handouts, money management remains abstract. Earning is the foundational engine of economic self-reliance.

First-Gen Youth Banking: Transaction Rails Without Educational Depth

First-generation youth banking apps solved an important basic need by digitizing allowances and issuing debit cards. However, most operate purely as payment rails —generating revenue primarily from parental subscription fees and transaction velocity on passive spending. By focusing on allowance tracking rather than active value creation and skill-building, basic banking apps manage money without developing the child's underlying economic capability.

App Fragmentation & Digital Friction

The modern family ecosystem is severely fragmented. Parents and kids are forced to juggle multiple single-purpose apps—one for allowance/chore tracking, another for online learning, another for money management, and separate platforms for play and family. This fragmented environment leads to app fatigue, inconsistent usage, low retention, high churn and high subscription costs for parents, preventing any single tool from becoming a permanent daily habit.

SOLUTION

Life Hub® Infiniti AI: The First Educational Lifestyle Super-App & Economic Engine

We didn't build another study tool, gamified learning app, or banking-first rail—we engineered the category-defining infrastructure for youth economic capability, designed to elevate lifelong quality of life and expand the modern middle class.

While legacy edtech apps are purely episodic (used only when forced to study) and first-gen youth debit cards are strictly transactional (used only when spending), Life Hub Infiniti AI® is built as the world's first whole-child lifestyle platform.

By consolidating education, physical-to-digital micro-learning, real-world financial rails, family governance, career and workforce readiness into a single, cohesive childhood operating system, Life Hub® engages youth across every dimension of daily life. We believe this continuous daily engagement eliminates digital friction, slashes customer acquisition costs, and drives down churn—delivering higher user retention and building high-yield customer lifetime value.



Electus aims to solve the core structural failures of legacy systems through technological innovations:

- **Micro-Learning, Contextual Execution & Academic Compression**
  Life Hub® bridges traditional academics and real-world execution through three distinct educational differentiators:
- **Micro-Learning via Edu-Jobs**
  Life Hub breaks practical, future-focused subjects—from AI literacy, career and health to entrepreneurship and real-world logic—into bite-sized, micro-learning experiences. Kids complete Edu-Jobs, turning skill mastery into an engaging daily routine tied directly to real rewards.
- **Contextual Physical-to-Digital Learning**
  Powered by our Life Vision AI engine, kids snap photos of real-world objects, food, broken household items, dying plants, landmarks, or local gigs (via Life Eco, Life Food, Life Fix, Life Gig, and Life Spark). Infiniti AI instantly transforms these physical interactions into Edu-Jobs on economics, health, repair, and environment—turning passive screen time into active, real-world skill building.
- **Academic Compression & State Standard Alignment**
  Life Hub compresses curricula into high-density, on-demand course modules. Fully aligned with state educational standards, the platform enables families, homeschoolers, schools and school districts to meet required benchmarks efficiently while making room for real-world life readiness.

The Four Core Modern Competencies & Career Discovery Engine

Although Life Hub delivers an expansive library of 220+ topics to provide kids with learning choices and pathways for personal and career selection, Life Hub systematically anchors youth development around the four essential competencies demanded by the modern economy and life: Financial Capability, AI & Tech Fluency, Health Literacy, and Career & Workforce Readiness. Through personalized AI pathways, kids dynamically explore, experiment, discover, test and master real-world career disciplines—closing the talent gap by transforming early curiosity into verified workforce capability long before high school graduation.


Pick Your Passion
Get Creative
AI Lab
Fit for Life
Pro Sports
lifehub
VISA

Experiential Execution & Real-World Financial Rails

Life Hub bridges theoretical knowledge and practical execution under one roof, delivering a robust knowledge-based and experiential financial management platform—ensuring kids gain both theoretical financial literacy and active financial capability, which are critical to a complete modern education. As a global-first experience, Life Hub integrates Visa®'s official Practical Money and Business Skills® learning libraries directly into the app, allowing kids to absorb tier-one economic principles and then earn cash for that learning on their co-branded Life Hub Visa® Cards.

Monetized Learn-and-Earn Engine

Life Hub activates the missing income engine by powerful monetized learning—a paradigm shift where a kid's primary "work" on Life Hub is their self-development. By completing micro-tasks (Edu-Jobs) and skill benchmarks, kids earn spendable cash paid directly onto their Life Hub Visa Cards, bank accounts and retailer cards linking behavioral psychology directly to real economic value creation.


lifehub
VISA
Life Hub
Good morning,
Molly
870
$87.00
VISA

A High-Retention Fintech Moat Driven by Education

Unlike single-purpose banking rails or episodic study apps, Life Hub operates across the five key pillars of a child's entire world: **Education, Money, Career, Play, and Family**. This holistic architecture drives high daily active engagement, where learning activity directly powers card transaction velocity and local community economic participation—creating a highly defensible, high-margin B2B2C and B2C fintech engine.

The Unified Whole-Child Lifestyle Operating System

Instead of forcing families to navigate a fragmented app landscape, Life Hub Infiniti AI® consolidates education, money management, daily routine building, family governance, and health into a single, unified lifestyle super-app. Acting as a continuous childhood operating system, it eliminates digital friction, slashes customer acquisition costs through natural word-of-mouth adoption, and crushes industry churn—delivering longer engagement and building a consolidated, high-LTV relationship with the modern family.

SUCCESS TO DATE

- **Team:** 34 part/full time and board advisors.
- **POC/Adoption/Traction:** Partnered with 50+ schools, districts. microschools and youth organizations for pilot initiatives since 2022/2023. 3K+ users through pilot initiatives.
- **Engagements/Impact:** $125K (Paid to kids on Visa cards), 100K+ (Edu-Jobs Completed), 55,000 Hours (Time on Life Hub).
- **Revenues:** Revenue generation from day one from pilot initiatives nationwide.
- **IP Portfolio:**
  1. Three US granted patents (Life Hub)
  2. Three (Canada/UK/Spain) International Patents (Life Hub)
  3. Two patents pending for AI/ML and Infiniti AI
  4. Three Granted Trademarks (Life Hub)
  5. One Trademark Pending (Life Hub Pay)
- **VC-Funding:** Secured venture debt deal from The American Heart Association Social Impact Fund in late 2024.
- **Total Fundraising:** $3.7 million to date with $2 million from founders/partners + 1 directly.
- **Financial Partnerships:** FIS Global, Dash Solutions, Pathward Bank, Visa. (2024)
- **Education Partnerships:** Visa (2025), licensed to be the first and only organization to host Visa's educational content directly on our platform. We've also partnered with Bookr, Rental Kharma and Abundance Learning Academy.
- **Technology Partnership:** Partnered with Google AI Startups receiving $350,000 in in-kind funding (2025).
- **Top Accelerator Admission:** Selected as one of 13 startups for the Plug & Play Visa Inclusive Fintech Accelerator, Silicon Valley (2025).
- **AI-First Edtech/Fintech:** Successfully transitioned into an AI-first education organization through a complete redesign and rebuild of the application and AI in 2025/2026.
- **Corporate Partnerships:** Old National Bank, United Federal Credit Union, Attentive Energy, and Singleton Foundation.
- **Social Enterprise:** Authentic Social enterprise reporting impact to all stakeholders.
- **Growth Positioning:** We believe we're well positioned for user acquisition and growth through B2B2C and B2C (new channel) in 2026.
- **State Licensing:** Licensed with five Departments of Education to pay for families and homeschoolers to buy Life Hub: Arizona, Arkansas, Indiana, Utah, and New Hampshire.
- **Customer Partnerships:** Large organizations: Boys & Girls Clubs, YMCA, Big Brother Big Sister.

BUSINESS MODEL

Revenue Model: SaaS model through B2B2C and B2C distribution.

B2B2C: (Historical): One-to-many bulk sales model where customer partners pay the subscription, earning and debit card fees to distribute Life Hub to their students/youth.

B2C: (New Channel 2026+): Direct to consumer (Family households and homeschooler) New Pricing ($35/m/kid or family pricing $189/m).

ESA Pricing (Government Paid): $178/m/kid or $1,175/m/family (B2B2C & B2C)

Other Revenue Streams (2026 / Planned 2027):

1. Premium Educational Content.
2. Interchange Fees (Visa Cards).
3. Corporate Partnerships (Banks (CRA), Energy, Credit Unions, CSR/ESG).
4. Platform White-Labeling: (Banks, Credit Unions, Insurers, Credit Agencies).
5. Government Partnership: Economic Development Initiatives (currently in talks with the Cities of Cedar Park and McKinney, Texas for location establishment and funding).

MARKET

Electus is positioned at the intersection of four sub-sectors: EdTech, FinTech, AI & Social Impact.

- **B2C/DTC Market Opportunity/Size**
  Target Market: Families & Homeschoolers Ages 6-18.
  US Market: $33 billion TAM opportunity (1.91% CAGR) with 78 million kids.
- **B2B2C Market Opportunity/Size**
  Target Market: Microschools, charter, public schools/districts, youth orgs, & sports (approx 700k)
  US Market: $ 7 billion TAM opportunity.
- **Corporate Partnership Opportunity/Size**
  Target Market: Banks, credit unions, insurers, credit agency, retail, energy, and CSR/ESG (approx 62k)
  US Market: $2 billion TAM opportunity.
- **Government Partnership Opportunity/Size**
  Target Market: City & state economic development initiatives and governors offices (Approx. 20K)
  US Market: $5 billion TAM opportunity.

PRESS

- **EIN Presswire**
  Tampa AI Financial, Entrepreneurship, & Career Education Startup Electus Joins Silicon Valley's Top Fintech Accelerator
  The American Heart Association Backs Innovative 'Earn-and-Learn' Life Hub App for Economic Mobility and Health Equity
- **Nasdaq**
  Teach Your Kids Financial Literacy With Life Hub's New Debit Card
  While the World Debates Education Reform, $4bn Credit Union Funds Radical AI, Cash and Career App for Local Youth

PRESS



Kamal Moumneh

Chief Innovations, Operations Officer & Managing Partner

35 years of entrepreneurship forming/building startups from the ground up, with one exit. History of designing, creating and patenting new products across various industries, including education and industrial sectors. Inventor of the patented Life Hub. Driving forward-thinking and innovations in youth financial and educational technologies.



Jack Schoenthaler

Senior VP, Board of Director & Managing Partner

Entrepreneur for 42 years in the fields of real estate, real estate development and industrial manufacturing. Career highlights include President of Michigan Composite, global manufacturer of high-density polyurethane structural foam for the marine industry and President of LifeStyle Builders and Ashworth Properties, building development companies generating over $70 million in annual revenues.



Anna Grace Du Noyer, CIPR

Chief AI, Ethics, Impact Officer & Managing Partner

Anna is a leader in ethical AI, agentic systems, and global market strategies, dedicated to creating inclusive technologies that drive social impact, equitable education, and financial access. She is the strategic visionary behind the company's evolution and transition into a fully agentic, AI-First organization. She is the architect and inventor of Infiniti AI (Patent Pending). Her commitment to safety ensures our technologies remain a trusted, positive influence for young learners. Beyond her corporate leadership, Anna has advised the United Nations on equitable technology, serves as a regular BBC contributor, and previously led critical public initiatives as the Chair & Strategic Lead for the UK Government's Health Communications Collaborative during Covid-19.



Dr. Edward Fulford

Chief Security Officer & Managing Partner

A seasoned security executive, Ed has protected complex financial infrastructures for organizations like FIS Global, Worldpay, and The Coca-Cola Company. At Electus, he applies FinTech-grade security rigor, ensuring the platform is defended with world-class standards. His leadership guarantees top-tier oversight, proactive defense, and strict compliance to protect learners' data.





Patrick Kulp
Director of Education & AI Literacy

With a Master's in Education and experience as a Microsoft tutor, he leads the development of Life Hub's research-based educational framework. Patrick seamlessly blends financial literacy, entrepreneurship, and career readiness into a student-centered platform. As a dedicated educator and father, he is passionate about building real-life skills and confidence in young minds.

Laurentiu Pancrativ
Director of Cyber Risk & Threat Management

He brings vast experience in security intelligence to the organization. Laurentiu ensures that the company's educational technologies are constantly monitored and protected against global cyber-adversaries. His expertise is crucial in maintaining a formidable digital perimeter, keeping children's data safe and secure on the platform.





Eric Franstvog
Chief Financial Officer

As a highly skilled financial leader and founder of NextStage CFO, Eric brings extensive experience advising startups and Fortune-ranked companies. He excels in strategic finance, cash management, and fostering positive team cultures. Known for his calm demeanor and innovative problem-solving, Eric provides the foundational financial strategies necessary to drive Electus's high-growth mission and long-term viability.

Jeff Morrow
Director of Partnerships & Growth

Seasoned sales executive and business development strategist with a proven track record of driving high-velocity revenue growth and forging high-value strategic partnerships. Recognized for his sharp entrepreneurial acumen and results-driven leadership, Jeff specializes in accelerating market penetration, optimizing multi-channel B2B2C sales pipelines, and scaling complex client acquisitions. His ability to align product value with enterprise needs has consistently delivered sustainable top-line growth and expanded corporate footprints. In his new role, Jeff will be spearheading our strategic B2B2C initiatives, leveraging his deep expertise to cultivate key institutional relationships and unlock new commercial growth pathways.





Yasmine Gardiner
Director of Data Science

Extensive IT and AI/ML expertise to the team. Yasmine is also the Founder of ClearSet Consulting and Gardiner Styles. Her background includes working as a Data Scientist for USSOCOM, where she built advanced AI models. She is passionate about using data to drive meaningful decisions and future planning.

Justin D. James
Board of Directors

Co-founder of Electus and president of Basic Engineering (Tampa) for the past 24 years.

USE OF PROCEEDS

If the offering's maximum amount of $1,235,000 is raised:

Use	Value	% of Proceeds
Sales, Marketing & Customer Acquisition	$575,000	46.6%
Technology & AI Enhancements	$225,000	18.2%
General Operating & Customer Support	$374,486	30.3%
Intermediary fees	$60,515	4.9%

TERMS

This number includes all funds raised by the Company in this round on Netcapital. This is an offering of Common, under registration exemption 4(a)(6), in Electus Global Education Co, Inc. dba Electus Global Education Co.. This offering must reach its target of at least $10,000 by its offering deadline of November 20, 2026 at 11:59pm ET. If this offering does not reach its *target* by the offering deadline, then your money will be refunded.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

600,477,454 shares
× $0.06 per share

$36,028,647 implied valuation

FINANCIALS

Electus Global Education Co.'s official name is Electus Global Education Co, Inc., so that's the name that appears in the statements below.

These financial statements have been audited by an independent Certified Public Accountant.

Audited financial statements

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

If Electus Global Education Co. has presented in any webinars during the offering period, you may access them here

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